SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2023

Desert Hawk Gold Corp.

(Exact Name of Registrant as Specified in Charter)

nevada	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1290 Holcomb Avenue, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 337-8057

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On December 22, 2022, the United States Department of the Interior, Bureau of Land Management, Salt Lake Field Office conditionally approved the Company’s amended plan of operations for the Kiewit Mine. The plan allows for an increase in total material mined from Kiewit from 2 million tons to 10 million tons of ore, an increase in the mining rate from 1 million tons per year (tpy) to 1.75 million tpy and an increase in total disturbance from 101.3 acres to 203.4 acres.  The plan also includes an increase in pit and waste area disturbance from 38.5 acres to 80.9 acres.  The plan also allows for an increase in heap leach area disturbance from 19.5 acres to 65.5 acres, which may be bonded in 4 expansion phases.  The Company will currently be bonded for the initial 19.5 acres of heap leach area and will submit for additional bond money when expanding the heap leach area in the future.  The remaining increase in allowed disturbance acres is for roads, storage areas, containment ponds, growth medium stockpiles and other miscellaneous disturbance areas.  The plan also approved the removal of disturbance acreage associated with property owned by the Moeller Family Trust which included the Yellow Hammer Mine, the Clifton Shears, and the Herat Mine.  The plan also includes an additional location for a second water well, 4 additional horizontal cascade tanks, and increases the life of the mine timeframe from 6 to 10 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.

Date: January 5, 2023	By	/s/ Rick Havenstrite
Rick Havenstrite, Chief Executive Officer

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